EXHIBIT 99.1

Warren Resources Announces Third Quarter 2010 Results

  Record Oil and Gas Production of 2.8 Bcfe in the Third Quarter of 2010, an Increase of 20% from the Third Quarter of 2009
  Oil and Gas Revenue Increases 41% to $23.1 Million over 2009
  Net Earnings Increase 99% to $4.3 Million, or $0.06 per Diluted Share, for the Third Quarter
  Cash Flow from Operations Increases 178% to $16.1 Million for the Quarter
  Oil Production Increased to over 265,000 barrels for the Third Quarter of 2010, an increase of 17% from 2009

NEW YORK, Nov. 3, 2010 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its third quarter 2010 financial and operating results. Warren reported net income of $4.3 million for the third quarter of 2010, or $0.06 per diluted share, compared to net income of $2.2 million for the third quarter of 2009, or $0.04 per diluted share. Net income for the third quarter of 2010 was decreased by a non-cash, mark-to-market derivative loss of $2.4 million, or $0.03 per diluted share.

Third Quarter of 2010 Results

Warren's oil and gas revenues increased 41% to $23.1 million for the third quarter of 2010 compared to $16.4 million in the third quarter of 2009. This increase primarily resulted from increased production and higher realized sales prices for oil and gas in the third quarter of 2010 compared to the third quarter of 2009.

Warren's oil and gas production for the quarter ended September 30, 2010 increased 20% to a record 2.8 billion cubic feet equivalent ("Bcfe") compared to 2.4 Bcfe in the third quarter of 2009. In the third quarter of 2010, Warren produced 265,000 net barrels of oil and 1.3 billion cubic feet ("Bcf") of natural gas compared to 226,000 net barrels of oil and 1.0 Bcf of natural gas in the third quarter of 2009.

The average realized price per barrel of oil was $68.87 for the third quarter of 2010 compared to $60.51 for the third quarter of 2009. Additionally, the average realized price per thousand cubic feet ("Mcf") of natural gas was $3.87 for the third quarter of 2010 compared to $2.71 for the third quarter of 2009. These realized commodity prices exclude the cash effect of derivative activities. The net loss on derivative financial instruments was $0.7 million during the three months ended September 30, 2010, which was comprised of a $1.7 million realized gain on cash settled gas commodity price derivatives and a $2.4 million unrealized mark-to-market, non-cash loss on oil and gas commodity price derivatives.

Total operating expenses increased 28% to $17.3 million during the third quarter of 2010 compared to $13.5 million during the third quarter of 2009. Lease operating expenses ("LOEs") and taxes increased by 33% to $7.7 million in the third quarter of 2010 compared to $5.8 million during the same period in 2009. Depreciation, depletion and amortization expenses were $5.6 million for the three months ended September 30, 2010, or $1.97 per thousand cubic feet equivalent ("Mcfe"), which represents a 7% increase over the same period in 2009.

General and administrative ("G&A") expenses increased to $4.0 million for the third quarter of 2010 compared to $2.5 million for the third quarter of 2009. This increase was primarily due to the recording of a 2010 incentive compensation accrual of $1.0 million. G&A expense includes non-cash, share-based compensation expense of $0.4 million in the third quarter of 2010.

Total cash flow from operating activities increased to $16.1 million in the third quarter of 2010 compared to $5.8 million in the third quarter of 2009. This increase resulted from higher oil and natural gas production and improved operating results during the third quarter of 2010.

Interest expense decreased 46% to $0.9 million for the third quarter of 2010 compared to $1.7 million for the third quarter of 2009. This decrease resulted from the Company reducing its borrowings under its senior credit facility from $115 million to $82.5 million during the last twelve months and from having a lower effective interest rate under the facility throughout 2010.

Mr. Norman F. Swanton, Chairman and CEO of Warren, observed, "We had an excellent third quarter. We expect to fund our 2010 capital spending, including the $7 million purchase of a new drilling rig, with our operating cash flows. Our successful reservoir modeling and high-tech horizontal drilling is translating into strong production growth. Warren's third quarter oil production volumes were 4% above the high-range of our previously provided production guidance of 255,000 barrels of oil. Our third quarter oil and gas revenue was $23.1 million, of which $18.3 million, or approximately 80%, was from oil production. Our continued focus on managing operating costs, along with improved oil prices, allowed us to generate a gross margin of approximately $53 per barrel after LOEs during the quarter." Mr. Swanton continued, "2011 will be an exciting time for our Company because of the potential to further increase oil production and reserves by applying advanced technologies from our environmentally sound, modern central facilities in the Wilmington Field in California."

Debt and Liquidity

The Company's senior credit facility has a borrowing base of $120 million, with $37.5 million of borrowing capacity available at September 30, 2010. At September 30, 2010, Warren was, and currently is, in full compliance with all covenants under its senior credit facility. During the last 12 months, the Company has reduced borrowings under its senior credit facility by $32.5 million. Additionally, Warren had $16.4 million in cash and cash equivalents at September 30, 2010. The Company has not requested a borrowing base increase under the facility for its fourth quarter of 2010 redetermination due to the Company's strong liquidity position and the lenders' fees associated with such an increase.

Recent Operational Developments

Wilmington Oil Field in the Los Angeles Basin in California

Since the resumption of drilling in April 2010, the Company has drilled 8 gross (7.9 net) Tar wells (7 producers and one water injector) and 2 Upper Terminal formation sinusoidal producer wells in the Wilmington Townlot Unit ("WTU"). The 7 new Tar producing wells are currently producing approximately 610 barrels of oil per day ("BOPD") in the aggregate. Additionally, the highly targeted sinusoidal horizontal well in the J sand in the Upper Terminal formation was drilled and placed on production in June 2010. This first Upper Terminal well exhibited initial producing rates of approximately 225 BOPD and is currently producing 158 BOPD. The Company's tenth well of 2010 was a sinusoidal horizontal well in the Hx sand in the Upper Terminal formation that was drilled in July 2010. The tenth well encountered water during drilling and is being plugged back to shut off excessive water production. This well should be returned to production in early November. Certain other producing and injection wells were temporarily shut-in while working on this Upper Terminal well.

The updated  2010 WTU drilling program consisted of 9 gross (8.9 net) Tar wells (8 producers and one injector), 4 Upper Terminal formation sinusoidal wells and one Ranger formation sinusoidal well. Warren is now planning to drill the last 4 wells planned for its 2010 WTU drilling program during the first quarter of 2011. By early 2011, the Company plans to have drilled and completed 14 gross (13.9 net) new wells in California since the resumption of its drilling program.

Net oil production for the third quarter of 2010 totaled 265,000 net barrels (2,884 net BOPD).  This represents a 17% increase from the third quarter of 2009. Prior to the commencement of drilling in April 2010, there had been no drilling activity in California since the fourth quarter of 2008.

LOEs in California for the third quarter of 2010 averaged $15.63 per net barrel of oil, including taxes and plugging and abandonment expenses. The Company is estimating that 2010 full year LOEs will be approximately $17.50 per net barrel of oil, which will be a nominal increase over 2009. Expenses have been held relatively flat despite significant work being completed to satisfy regulatory requirements regarding integrity testing of long-term idle wells.

Excluding the 4 wells moved to the 2011 capital expenditure budget, the full-year 2010 WTU capital budget consists of $16 million for drilling, production optimization and geological expenditures and $3 million for facilities improvements and other infrastructure costs. Additionally, Warren plans to spend approximately $2.5 million on infrastructure improvements in the North Wilmington Unit ("NWU") in 2010. The Company plans to commence drilling in the Ranger formation in the NWU in late 2011 or early 2012. Warren owns 100% of the working interest in the NWU.

On August 26, 2010, Warren purchased an all electric, sound-proofed oil drilling rig for use in the WTU from NorAm Drilling Company and its affiliates. Under the purchase agreement, the Company paid $7.0 million, which consists of a cash payment at closing of $3.5 million and a secured promissory note in the amount of $3.5 million payable in fifteen (15) equal monthly payments commencing on September 30, 2010. The parties also agreed to resolve any and all prior disputes between them.

Additional Oil Hedge

During October 2010, the Company entered into an additional "costless collar" financial derivative contract to hedge its exposure to commodity price risk associated with anticipated future oil production. This costless collar contracted for 700 barrels of oil per day for all of calendar year 2011 (255,500 barrels for the full year) with a lower limit "floor" price of $70 per barrel and an upper limit "ceiling" price of $101 per barrel. The floor is the minimum price Warren will receive for the collared volumes and the ceiling is the maximum price Warren will receive for the collared volumes. The floor and ceiling prices are based on the NYMEX price. The NYMEX price is the monthly average of settled prices on each trading day for West Texas Intermediate Crude oil delivered at Cushing, Oklahoma.

Atlantic Rim Coalbed Methane Project in the Eastern Washakie Basin, Wyoming

Gross gas production in the Sun Dog Unit in the Atlantic Rim project during the third quarter of 2010 was 1.6 Bcf, or 17.2 million cubic feet per day ("MMcf/d"), compared to 1.5 Bcf, or 15.1 MMcf/d, during the third quarter of 2009. Warren's working interest in the Sun Dog Unit is approximately 42%.

Gross gas production from the Doty Mountain Unit was 1.2 Bcf, or an average of 12.7 MMcf/d during the third quarter of 2010, compared to 0.6 Bcf, or an average of 7.0 MMcf/d, for the third quarter of 2009. This increased gas production resulted from the completion of wells previously drilled and the successful fracture stimulation of several of the existing wells in the Unit. During the first quarter of 2010, Warren and its partners increased compression capacity in the Doty Mountain Unit to 13.5 MMcf/d. Warren's working interest in the Doty Mountain Unit is approximately 40%.

During the third quarter of 2010, gross gas production from the Catalina Unit was 2.2 Bcf, or an average of 23.5 MMcf/d, compared to 2.5 Bcf, or an average of 26.8 MMcf/d, during the third quarter of 2009. Currently, the Company owns an approximate 8% working interest in the Catalina Unit. Warren expects its working interest percentage to increase to approximately 17% as the Catalina Unit is developed on Warren's acreage.

At this time, Warren and its partners do not intend to drill additional producing wells in the Atlantic Rim during 2010. The capital budget includes $2.9 million to stimulate additional existing wells in the Sun Dog and Doty Mountain Units during the fourth quarter of 2010. The full-year 2010 Atlantic Rim capital budget is approximately $6.2 million.

2010 Guidance

Warren provides the following forecast for production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

Fourth Quarter
	ending	Year ending
	December 31, 2010	December 31, 2010
Production:
Oil (MBbl)	240 - 250	968 – 978
Gas (MMcf)	1,150 – 1,250	4,633 – 4,733
Gas Equivalent (MMcfe)	2,590 – 2,750	10,441 – 10,601

Financial and Statistical Data Tables

Following are financial highlights for the comparative third quarters ended September 30, 2010 and 2009. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$23,117	$16,439	$65,688	$43,204

Operating Expenses
Lease operating expenses and taxes	7,666	5,771	21,632	19,975
Depreciation, depletion and amortization	5,608	5,253	15,531	15,760
General and administrative	4,003	2,502	11,617	8,582
Total operating expenses	17,277	13,526	48,780	44,317
Income (loss) from operations	5,840	2,913	16,908	(1,113)

Other income (expense)
Interest and other income	97	22	225	143
Interest expense	(896)	(1,658)	(2,649)	(4,690)
Gain on derivative financial instruments	(746)	898	5,517	(7,832)
Total other income (expense)	(1,545)	(738)	3,093	(12,379)
Income (loss) before income taxes	4,295	2,175	20,001	(13,492)
Deferred income tax expense (benefit)	(25)	(18)	(68)	39

Net income (loss)	4,320	2,193	20,069	(13,531)

Less dividends and accretion on preferred shares	3	24	16	72

Net income (loss) applicable to common stockholders	$4,317	$2,169	$20,053	$(13,603)

Income (loss) per share - Basic	$0.06	$0.04	$0.29	$(0.23)

Income (loss) per share - Diluted	$0.06	$0.04	$0.28	$(0.23)

Weighted average common shares outstanding - Basic	70,464	58,244	70,305	58,232
Weighted average common shares outstanding - Diluted	71,548	59,373	71,356	58,232

Production:
Gas - MMcf	1,251	1,015	3,484	2,865
Oil - MBbls	265	226	729	716
Total Equivalents (MMcfe)	2,843	2,372	7,856	7,160

Realized Prices:
Gas - Mcf	$3.87	$2.71	$4.29	$2.75
Oil - Bbl	$68.87	$60.51	$69.65	$49.33
Total Equivalents (Mcfe)	$8.13	$6.93	$8.36	$6.03

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$16,137	$5,797	$33,796	$14,539
Changes in working capital accounts	(3,520)	648	(2,187)	(1,733)
Cash flow from operations before working capital changes	$12,617	$6,445	$31,609	$12,806

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, the timing and extent of changes in oil and gas prices, the availability of capital and credit market conditions, reserve and production estimates, the timing and results of drilling and other development activities, planned capital expenditures, the availability and cost of obtaining equipment and technical personnel, risks associated with production storage and transportation arrangements and the possibility of unanticipated operational problems, governmental regulations and permitting, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by other parties. All forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's public filings with the Securities and Exchange Commission (www.sec.gov).

About Warren Resources

Warren Resources, Inc. is an independent energy exploration, development and production company that uses advanced technologies to systematically explore, develop and produce domestic on-shore oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California. For more information about Warren Resources, please visit our website at www.warrenresources.com.

CONTACT:  Warren Resources, Inc.
          Media Contact:
          David Fleming
          212-697-9660